Exhibit 99.1
[GRAPHIC APPEARS HERE] CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com	[GRAPHIC APPEARS HERE] CONTACT: Thomas E. Swanson President & CEO 760.432.1100 NEWS RELEASE

COMMUNITY BANCORP THIRD QUARTER NET INCOME TRIPLES;

STRONG LOAN PRODUCTION AND MARGIN EXPANSION CONTRIBUTE TO SUCCESS

ESCONDIDO, CA – October 30, 2002 – Community Bancorp Inc. (Nasdaq: CMBC) today reported that strong loan production and an improved net interest margin led to significant revenue increases and record profits in the third quarter and first nine months of 2002. Net income for the parent company of Community National Bank tripled to $775,000, or $.22 per diluted share in the third quarter, compared to $233,000, or $.08 per share in the third quarter last year.

For the nine months ended September 30, 2002, net income increased 169% to $2.1 million, or $.61 per diluted share, up from $774,000, or $.27 per share in the period last year. Nine-month earnings exceed the profits recorded in any full year at Community Bancorp. Per share data reflects the 5% stock dividend paid on November 30, 2001, but does not reflect the 5% stock dividend declared last week, payable on November 29, to shareholders of record November 15, 2002.

Revenue, fueled by net interest income growth and gain on sale of loans, increased 53% in the third quarter to $5.7 million, compared to $3.7 million a year ago. Year-to-date, revenue increased 44% to $16.4 million, from $11.3 million in the first nine months of 2001.

Profitability ratios improved significantly in both the third quarter and nine-month periods. For the third quarter, return on average equity (ROE) improved to 16.0%, compared to 5.9% in the third quarter last year. Return on average assets (ROA) was 0.78% for the period, up from 0.28% a year ago. Year-to-date, ROE improved to 15.2%, from 7.7% in the first nine months last year, and ROA increased to 0.71%, compared to 0.33% a year ago.

“Loan production is driving our success, helping to grow both non-interest income and net interest income,” stated Tom Swanson, President and CEO. “Year-to-date, loan originations are up 15% to $211 million, from $182 million a year ago. We have sold $51 million in SBA loans this year, and generated a gain on sale of $3.3 million.” Total loans grew 14% to $322 million, compared to $284 million at the end of the third quarter last year and total assets increased 12% to $388 million, from $345 million during the same time frame.

“Our commercial real estate lending has been especially strong, in terms of both production and sales,” added Bruce Mills, Chief Financial Officer. Commercial real estate loan originations were $88 million in the first nine months of 2002, compared to $64 million in the period last year. The company has sold $85 million in loans year-to-date, including $51 million commercial real estate SBA loans.

For the nine months ended September 30, 2002, SBA loan originations totaled $60.4 million, compared to $39.4 million last year. Construction loan originations increased to $64 million, while mortgage loan originations increased to $37 million in the period.

Net interest income before the provision for loan losses increased 37% to $4.2 million for the quarter, from $3.0 million in the third quarter last year, a direct result of a lower cost of funds and increased asset size. Other operating income increased 123% to $1.6 million, compared to $702,000 a year earlier, primarily due to gain on sale of loans. Largely as a result of increased incentives and loan officer commissions, combined with the expansion of the branch network, third quarter operating expenses increased 53% to $4.1 million, compared to $2.7 million in the third quarter last year.

For the nine-month period, net interest income grew 24% to $11.6 million, compared to $9.4 million a year ago. Other operating income grew 143% to $4.7 million, compared to $1.9 million in the first nine months of last year. Other operating expense increased 30% to $12.0 million, from $9.2 million for the nine month period ended September 30, 2001.

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CMBC – Record 3Q02 Profits
October 30, 2002
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“Our controlled expansion strategy is paying off,” Swanson added. “We opened our fifth full-service branch last December in Bonsall, and moved corporate headquarters to Escondido in March. The new locations are improving our visibility and helping to grow low-cost deposits and loans.”

Deposits grew 8% to $336 million at the end of September, compared to $311 million at September 30, 2001. Non-interest bearing deposits increased 29% to $50 million, while interest-bearing deposits grew 5% to $286 million. Retail deposits increased to $301 million at the end of the third quarter, compared to $246 million last year, while wholesale deposits decreased to $35 million, from $65 million a year ago.

“Our deposits have all repriced to match the low interest rate environment, and we have also changed our deposit mix to further lower our cost of funds, including the reduction in wholesale deposits” Mills said. “We utilized excess liquidity to offset the outflow of wholesale deposits, which resulted in both lowered cost of funds and smaller total assets when compared to the end of our second quarter. While interest income has not changed drastically, interest expense has been driven down 32% in the quarter and 31% year-to-date. Those factors combined to expand the net interest margin to 4.49%, compared to 4.28% in the second quarter and 3.82% in the third quarter last year.”

“Asset quality has improved significantly,” Swanson added. “This improvement reflects our continued efforts in strengthening underwriting and aggressive loss mitigation efforts.” Non-performing assets (NPAs) represented 0.80% of total assets at the end of the third quarter, compared to 1.37% a year ago. Net of government guarantees, non-performing assets were just 0.27% of total assets at September 30, 2002, compared to 0.89% of total assets a year ago.

The provision for loan losses was $306,000 for the third quarter of 2002 and $785,000 year-to-date. Net charge offs were $107,000 for the nine-month period. The total reserve for loan losses was $3.6 million at September 30, 2002 compared to $2.6 million a year ago. The allowance for loan losses, including the reserve for losses on commitments to extend credit, now represents 1.11% of gross loans, up from 0.90% a year ago.

Community National Bank, a subsidiary of Community Bancorp, is a $388 million financial institution headquartered in Escondido, California. Located between Los Angeles and San Diego, the bank’s primary focus is community banking and commercial lending, with additional lending niches of SBA, mortgage and aircraft lending. The bank serves northern San Diego County and the Inland Empire communities with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista. The bank has loan production offices in Fallbrook, Escondido, Los Angeles, Ontario, Orange, Sacramento, Temecula, Vista and in the East San Francisco Bay Area.

www.comnb.com

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, improved operating efficiencies ratios, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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CMBC—Record 3Q02 Profits
October 30, 2002
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CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)

	Annual Percentage Change	Quarter Ended September 30,		Year To Date Ended September 30,
		2002	2001	2002	2001
INTEREST INCOME
Interest and fees on loans		$5,845	$5,679	$17,256	$18,013
Interest on cash equivalents		80	350	226	750
Interest-earning deposits with banks		1	6	5	24
US Treasury, govt. agencies & other securities		344	100	874	332

Total Interest Income	2%	6,270	6,135	18,361	19,119
INTEREST EXPENSE
Deposits		1,712	2,766	5,590	8,786
Other borrowed money		400	323	1,140	955

Total Interest Expense	-32%	2,112	3,089	6,730	9,741
Net interest income	37%	4,158	3,046	11,631	9,378
Provision for loan losses		306	670	785	764

Net Interest Income After Loan Loss Provision	62%	3,852	2,376	10,846	8,614

OTHER OPERATING INCOME
Net gain on sale of loans		1,008	246	3,362	597
Loan servicing fees, net		137	84	333	287
Customer service charges		160	134	435	361
Loss on other repossessed assets		—	—	(49)	—
Other fee income		259	238	649	701

Total Other Operating Income	123%	1,564	702	4,730	1,946

OPERATING EXPENSES
Salaries and employee benefits		2,268	1,325	6,618	4,987
Occupancy		351	227	1,076	679
Telephone		75	69	230	220
Bank premises and equipment		212	166	770	497
Marketing and promotions		60	82	207	248
Data processing		174	157	545	464
Professional services		303	162	721	554
Director, officer and employee expenses		105	97	334	368
Office expenses		148	81	398	323
ESOP loan expense		—	51	—	153
Other		392	262	1,119	744

Total Other Operating Expenses	53%	4,088	2,679	12,018	9,237

Income before income taxes		1,328	399	3,558	1,323
Income tax		553	166	1,480	549

NET INCOME	233%	$775	$233	$2,078	$774

Per Share Data(1)
Basic earnings per common share		$0.23	$0.08	$0.63	$0.28

Earnings per common share – assuming dilution		$0.22	$0.08	$0.61	$0.27

Weighted average shares outstanding		3,340,837	3,023,046	3,314,364	2,798,663
Weighted average shares outstanding including
Dilutive effect of stock options		3,458,991	3,095,138	3,416,763	2,883,094

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CMBC – Record 3Q02 Profits
October 30, 2002
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CONSOLIDATED BALANCE SHEET
(unaudited) (dollars in thousands)

	Annual Percentage Change	September 30, 2002	December 31, 2001	September 30, 2001
ASSETS:
Cash and cash equivalents		$28,386	$38,946	$49,504
Interest bearing deposits in financial institutions		99	596	497
Federal Reserve Bank & Federal Home Loan Bank stock		2,284	1,065	782
Investment securities held-to-maturity, at amortized cost		24,676	10,626	5,073
Interest-only strip, at fair value		432	354	374

Total Cash, Cash Equivalents and Investments	-1%	55,877	51,587	56,230

Loans held for sale		51,063	39,023	38,266
Loans held for investment		271,256	269,451	245,294
Reserve for loan losses		(3,607)	(2,788)	(2,550)

Loans, Net	13%	318,712	305,686	281,010

Bank premises and equipment, net		4,354	2,924	2,338
Other repossessed assets		—	1,900	—
Other real estate owned		197	—	—
Accrued interest and other assets		5,121	5,579	3,944
Deferred tax asset		1,240	1,240	672
Servicing asset, net		2,343	1,307	1,274

TOTAL ASSETS	12%	$387,844	$370,223	$345,468

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits:
Interest bearing		$286,450	$295,076	$272,489
Non-interest bearing		49,692	38,258	38,564

Total Deposits	8%	336,142	333,334	311,053
Trust Preferred Securities		10,000	10,000	10,000
Other borrowings		18,176	5,813	3,812
Reserve for losses on commitments to extend credit		145	285	283
Accounts payable and other liabilities		3,871	4,290	4,146

Total Liabilities	12%	368,334	353,722	329,294

STOCKHOLDERS’ EQUITY:
Common stock $0.625 par value; authorized 10,000,000 shares, issued and outstanding, 3,342,000 at September 30, 2002, 3,311,000 at December 31, 2001 and 3,154,000 at September 30, 2001		2,089	2,069	1,971
Additional paid-in capital		9,405	9,162	8,310
Unearned ESOP contribution		—	(668)	(694)
Retained earnings		8,016	5,938	6,587

Total Stockholders’ Equity		19,510	16,501	16,174

TOTAL LIABILITIES AND EQUITY	12%	$387,844	$370,223	$345,468

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CMBC – Record 3Q02 Profits
October 30, 2002
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	Quarter Ended September 30,		Year-to-Date Ended September 30,
	2002	2001	2002	2001
CONSOLIDATED FINANCIAL RATIOS
Annualized return on average assets	0.78%	0.28%	0.71%	0.33%
Annualized return on average equity	15.97%	5.88%	15.16%	7.72%
Efficiency ratio	71.44%	71.48%	73.24%	81.57%
Annualized net interest margin	4.49%	3.82%	4.28%	4.25%
Book value per share	$5.84	$5.13

	Quarter Ended September 30,		At December 31, 2001
	2002	2001
NON-PERFORMING ASSETS
Non-accrual loans	$2,916	$4,724	$3,174
Loans past due 90 days or more	—	—	29
Restructured loans	—	—	—

Total non-performing loans	2,916	4,724	3,203
OREO	197	—	—
Other repossessed assets	—	—	1,900

Total non-performing assets	$3,113	$4,724	$5,103

Total non-performing loans/gross loans	0.90%	1.67%	1.04%
Total non-performing assets/total assets	0.80%	1.37%	1.38%
Total non-performing loans net of guarantees/gross loans	0.32%	1.09%	0.37%
Total non-performing assets net of guarantees/total assets	0.27%	0.89%	0.31%

	Quarter Ended September 30,		Year-to-Date Ended September 30,
	2002	2001	2002	2001
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$3,276	$1,989	$2,788	$1,988
Provision for loan losses	306	670	785	764
Recovery of (provision for) reserve for losses on commitments to extend credit	116	(42)	141	(45)
Charge offs (net of recoveries)	(91)	(67)	(107)	(157)

Balance at end of period	$3,607	$2,550	$3,607	$2,550

Loan loss allowance/gross loans	1.11%	0.90%
Loan loss allowance/non-performing loans	123.70%	53.98%
Loan loss allowance/total assets	0.93%	0.74%
Loan loss allowance/non-performing assets	115.87%	53.98%
Loan loss allowance/non-performing loans, net of guarantees	350.19%	82.63%
Loan loss allowance/non-performing assets, net of guarantees	350.19%	82.63%

	Quarter Ended September 30,		Year-to-Date Ended September 30,
	2002	2001	2002	2001
AVERAGE BALANCES
Average assets	$394,229	$334,653	$389,484	$312,373
Average equity	$19,256	$15,715	$18,325	$13,400
Average net loans (includes LHFS)	$321,036	$269,829	$322,421	$263,012
Average deposits	$342,305	$301,308	$341,238	$281,895

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Note: Transmitted on Business Wire at 6:00 am EST on October 30, 2002.